UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                              Washington D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                               (Amendment No. 2)*

                       Video Network Communications, Inc.
                                (Name of Issuer)

                         Common Stock, $0.01 Par Value
                         (Title of Class of Securities)

                                    674421201
                                 (CUSIP Number)

                                December 31, 2001
              Date of Event Which Requires Filing of this Statement


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

          |_| Rule 13d-1(b)

          |X| Rule 13d-1(c)

          |_| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 674421201                    13G
--------------------------------------------------------------------------------

1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                               Wheatley Partners II, L.P.

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) [ ]

                                                                      (b) [ ]

--------------------------------------------------------------------------------

3    SEC USE ONLY

--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York
--------------------------------------------------------------------------------
                         5      SOLE VOTING POWER
                                   0 shares                           0%
      Number of          -------------------------------------------------------
        Shares           6      SHARED VOTING POWER
     Beneficially                  0 shares                           0%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
      Reporting                    0 shares                           0%
        Person           -------------------------------------------------------
         With            8     SHARED DISPOSITIVE POWER
                                   0 shares                           0%
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                   0 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                          [ ]
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                      0%

--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                       PN

--------------------------------------------------------------------------------

CUSIP No. 674421201                    13G
--------------------------------------------------------------------------------

1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                               Applewood Capital Corp.

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) [ ]

                                                                      (b) [ ]

--------------------------------------------------------------------------------

3    SEC USE ONLY

--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                 0 shares                             0%
      Number of          -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially                0 shares                             0%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
      Reporting                  0 shares                             0%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                 0 shares                             0%
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 0 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                          [ ]
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                      0%

--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                      CO

--------------------------------------------------------------------------------

CUSIP No. 674421201                    13G
--------------------------------------------------------------------------------

1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                               Barry Rubenstein

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) [ ]

                                                                      (b) [ ]

--------------------------------------------------------------------------------

3    SEC USE ONLY

--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                 0 shares                              0%
      Number of          -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially                1,202,500 shares                     10.2%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
      Reporting                  0 shares                              0%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                 1,202,500 shares                     10.2%
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 1,202,500 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                          [ ]
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                      10.2%

--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                      IN

--------------------------------------------------------------------------------

CUSIP No. 674421201                    13G
--------------------------------------------------------------------------------

1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                               Irwin Lieber

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) [ ]

                                                                      (b) [ ]

--------------------------------------------------------------------------------

3    SEC USE ONLY

--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                 0 shares                             0%
      Number of          -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially                0 shares                             0%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
      Reporting                  0 shares                             0%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                 0 shares                             0%
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 0 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                          [ ]
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                      0%

--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                      IN

--------------------------------------------------------------------------------

CUSIP No. 674421201                    13G
--------------------------------------------------------------------------------

1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                               Barry Fingerhut

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) [ ]

                                                                      (b) [ ]

--------------------------------------------------------------------------------

3    SEC USE ONLY

--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                 0 shares                             0%
      Number of          -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially                0 shares                             0%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
      Reporting                  0 shares                             0%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                 0 shares                             0%
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 0 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                          [ ]
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                      0%

--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                      IN

--------------------------------------------------------------------------------

CUSIP No. 674421201                    13G
--------------------------------------------------------------------------------

1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                               Seth Lieber

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) [ ]

                                                                      (b) [ ]

--------------------------------------------------------------------------------

3    SEC USE ONLY

--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                 0 shares                             0%
      Number of          -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially                0 shares                             0%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
      Reporting                  0 shares                             0%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                 0 shares                             0%
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 0 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                          [ ]
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                      0%

--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                      IN

--------------------------------------------------------------------------------

CUSIP No. 674421201                    13G
--------------------------------------------------------------------------------

1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                               Jonathan Lieber

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) [ ]

                                                                      (b) [ ]

--------------------------------------------------------------------------------

3    SEC USE ONLY

--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                 0 shares                             0%
      Number of          -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially                0 shares                             0%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
      Reporting                  0 shares                             0%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                 0 shares                             0%
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 0 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                          [ ]
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                      0%

--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                      IN

--------------------------------------------------------------------------------

CUSIP No. 674421201                    13G
--------------------------------------------------------------------------------

1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                               Seneca Ventures

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) [ ]

                                                                      (b) [ ]

--------------------------------------------------------------------------------

3    SEC USE ONLY

--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                 415,000 shares                       3.7%
      Number of          -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially                0 shares                             0%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
      Reporting                  415,000 shares                       3.7%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                 0 shares                             0%
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                   415,000 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                          [ ]
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                      3.7%

--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                      PN

--------------------------------------------------------------------------------

CUSIP No. 674421201                    13G
--------------------------------------------------------------------------------

1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                               Woodland Venture Fund

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) [ ]

                                                                      (b) [ ]

--------------------------------------------------------------------------------

3    SEC USE ONLY

--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                 530,000 shares                       4.7%
      Number of          -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially                0 shares                             0%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
      Reporting                  530,000 shares                       4.7%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                 0 shares                             0%
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 530,000 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                          [ ]
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                      4.7%

--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                      PN

--------------------------------------------------------------------------------

CUSIP No. 674421201                    13G
--------------------------------------------------------------------------------

1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                               Woodland Partners

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) [ ]

                                                                      (b) [ ]

--------------------------------------------------------------------------------

3    SEC USE ONLY

--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                 150,000 shares                       1.4%
      Number of          -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially                0 shares                             0%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
      Reporting                  150,000 shares                       1.4%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                 0 shares                             0%
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 150,000 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                          [ ]
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                      1.4%

--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                      PN

--------------------------------------------------------------------------------

CUSIP No. 674421201                    13G
--------------------------------------------------------------------------------

1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                         The Marilyn and Barry Rubenstein Family Foundation

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) [ ]

                                                                      (b) [ ]

--------------------------------------------------------------------------------

3    SEC USE ONLY

--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                 107,500 shares                       1.0%
      Number of          -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially                0 shares                             0%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
      Reporting                  107,500 shares                       1.0%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                 0 shares                             0%
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 107,500 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                          [ ]
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                      1.0%

--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                      OO

--------------------------------------------------------------------------------

CUSIP No. 674421201                    13G
--------------------------------------------------------------------------------

1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                               Marilyn Rubenstein

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) [ ]

                                                                      (b) [ ]

--------------------------------------------------------------------------------

3    SEC USE ONLY

--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                 0 shares                             0%
      Number of          -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially                1,202,500 shares                     10.2%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
      Reporting                  0 shares                             0%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                 1,202,500 shares                     10.2%
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 1,202,500 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                          [ ]
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                      10.2%

--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                      IN

--------------------------------------------------------------------------------

CUSIP No. 674421201                    13G
--------------------------------------------------------------------------------

1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                               Woodland Services Corp.

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) [ ]

                                                                      (b) [ ]

--------------------------------------------------------------------------------

3    SEC USE ONLY

--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                        New York
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                 0 shares                             0%
      Number of          -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially                945,000 shares                       8.0%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
      Reporting                  0 shares                             0%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                 945,000 shares                       8.0%
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 945,000 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                          [ ]
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                      8.0%

--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                      CO

--------------------------------------------------------------------------------

CUSIP No. 674421201                    13G
--------------------------------------------------------------------------------

1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                               Brian Rubenstein

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) [ ]

                                                                      (b) [ ]

--------------------------------------------------------------------------------

3    SEC USE ONLY

--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                 0 shares                             0%
      Number of          -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially                107,500 shares                       1.0%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
      Reporting                  0 shares                             0%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                 107,500 shares                       1.0%
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 107,500 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                          [ ]
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                      1.0%

--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                      IN

--------------------------------------------------------------------------------

CUSIP No. 674421201                    13G
--------------------------------------------------------------------------------

1    NAMES OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

                                               Rebecca Rubenstein Altman

--------------------------------------------------------------------------------

 2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)

                                                                      (a) [ ]

                                                                      (b) [ ]

--------------------------------------------------------------------------------

3    SEC USE ONLY

--------------------------------------------------------------------------------

4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                                   United States
--------------------------------------------------------------------------------
                         5    SOLE VOTING POWER
                                 0 shares                             0%
      Number of          -------------------------------------------------------
        Shares           6    SHARED VOTING POWER
     Beneficially                107,500 shares                       1.0%
       Owned By          -------------------------------------------------------
         Each            7    SOLE DISPOSITIVE POWER
      Reporting                  0 shares                             0%
        Person           -------------------------------------------------------
         With            8    SHARED DISPOSITIVE POWER
                                 107,500 shares                       1.0%
--------------------------------------------------------------------------------

 9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                                 107,500 shares

--------------------------------------------------------------------------------

10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
                                                                          [ ]
--------------------------------------------------------------------------------

11   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
                                                                      1.0%

--------------------------------------------------------------------------------

12   TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                                      IN

--------------------------------------------------------------------------------

Item 1.

     (a)  Video Network Communications, Inc.

     (b)  Address of Issuer's Principal Executive Offices:

          50 International Drive
          Portsmouth, New Hampshire 03801

          Units, each unit consisting of one share of Common Stock and one redeemable stock purchase warrant (the "August 2000 Warrants"). Each warrant entitles the holder to purchase one share of Common Stock, commencing on the date that is one day following the six-month anniversary of the closing of the offering and ending on June 15, 2004, subject to redemption, for an initial exercise price of $4.00 per share.

          In the event that a registration statement is not declared effective, no later than 120 days after the closing, then on such date and on each monthly anniversary of such date, and until the earlier of the effectiveness of the registration statement or the 19th monthly anniversary of the closing date, the issuer shall issue additional warrants to purchase a number of shares of Common Stock equal to 5% of the number of warrants purchased by the holder in the offering (the
          "Additional Warrants"). Effective after Additional Warrants were issued for the period ended February 23, 2001, the reporting persons waived their right to receive more Additional Warrants.

          Effective September 25, 2001, the Issuer issued Senior Secured 9% Promissory Notes due December 24, 2001 (the "September 2001 Promissory Notes"), and warrants (the "September 2001 Warrants"). Each September 2001 Warrant entitles the holder to purchase one share of Common Stock, for the period commencing on March 25, 2002 and ending on March 24, 2007, subject to adjustment, for an initial exercise price of $0.40 per share.

          In December 2001, the reporting persons granted an extension of the due date of the September 2001 Promissory Notes until the earlier to occur of (i) February 15, 2002, or (ii) the date of closing of the next debt or equity financing raising in the aggregate on a cumulative basis in excess of $2,500,000 in gross proceeds. In consideration of the extension, the Issuer issued additional warrants in an amount equal to one additional warrant for every dollar of principal amount of the September 2001 Promissory Notes with respect to which the maturity date was extended.

          Effective November 21, 2001, the Issuer issued Unsecured 9% Promissory Notes due the earlier to occur of (i) February 19, 2002, or (ii) the date of closing of the next debt or equity financing raising in the aggregate on a cumulative basis in excess of $2,500,000 in gross proceeds (the "November 2001 Promissory Notes") and warrants (the "November

          2001 Warrants"). Each November 2001 Warrant entitles the holder to purchase one share of Common Stock, for the period commencing on May 21, 2002 and ending on May 20, 2007, subject to adjustment, for an initial exercise price of $0.55 per share.

Item 2.
1.   (a)  Name of Person Filing:             Wheatley Partners II, L.P.
     (b)  Address of Principal Business
          Office, or, if none, Residence:    80 Cuttermill Road
                                             Great Neck, New York 11021
     (c)  Place of Organization:             New York.
     (d)  Title of Class of Securities:      Common Stock, $0.01 par value per share
     (e)  CUSIP Number:                      674421201

2.   (a)  Name of Person Filing:             Applewood Capital Corp.
     (b)  Address of Principal Business
          Office, or, if none, Residence:    68 Wheatley Road
                                             Brookville, New York 11545
     (c)  Place of Organization:             New York.
     (d)  Title of Class of Securities:      Common Stock, $0.01 par value per share
     (e)  CUSIP Number:                      674421201

3.   (a)  Name of Person Filing:             Barry Rubenstein
     (b)  Address of Principal Business
          Office, or, if none, Residence:    68 Wheatley Road
                                             Brookville, New York 11545
     (c)  Citizenship:                       United States.
     (d)  Title of Class of Securities:      Common Stock, $0.01 par value per share
     (e)  CUSIP Number:                      674421201

4.   (a)  Name of Person Filing:             Irwin Lieber
     (b)  Address of Principal Business
          Office, or, if none, Residence:    80 Cuttermill Road
                                             Great Neck, New York  11021
     (c)  Citizenship:                       United States.
     (d)  Title of Class of Securities:      Common Stock, $0.01 par value per share
     (e)  CUSIP Number:                      674421201

5.   (a)  Name of Person Filing:             Barry Fingerhut
     (b)  Address of Principal Business
          Office, or, if none, Residence:    80 Cuttermill Road
                                             Great Neck, New York  11021
     (c)  Citizenship:                       United States.
     (d)  Title of Class of Securities:      Common Stock, $0.01 par value per share
     (e)  CUSIP Number:                      674421201

6.   (a)  Name of Person Filing:             Seth Lieber
     (b)  Address of Principal Business
          Office, or, if none, Residence:    80 Cuttermill Road
                                             Great Neck, New York 11021
     (c)  Citizenship:                       United States.
     (d)  Title of Class of Securities:      Common Stock, $0.01 par value per share
     (e)  CUSIP Number:                      674421201

7.   (a)  Name of Person Filing:             Jonathan Lieber
     (b)  Address of Principal Business
          Office, or, if none, Residence:    80 Cuttermill Road
                                             Great Neck, New York 11021
     (c)  Citizenship:                       United States.
     (d)  Title of Class of Securities:      Common Stock, $0.01 par value per share
     (e)  CUSIP Number:                      674421201

8.   (a)  Name of Person Filing:             Seneca Ventures
     (b)  Address of Principal Business
          Office, or, if none, Residence:    68 Wheatley Road
                                             Brookville, New York 11545
     (c)  Place of Organization:             New York.
     (d)  Title of Class of Securities:      Common Stock, $0.01 par value per share
     (e)  CUSIP Number:                      674421201

9.   (a)  Name of Person Filing:             Woodland Venture Fund
     (b)  Address of Principal Business
          Office, or, if none, Residence:    68 Wheatley Road
                                             Brookville, New York 11545
     (c)  Place of Organization:             New York.
     (d)  Title of Class of Securities:      Common Stock, $0.01 par value per share
     (e)  CUSIP Number:                      674421201

10.  (a)  Name of Person Filing:             Woodland Partners
     (b)  Address of Principal Business
          Office, or, if none, Residence:    68 Wheatley Road
                                             Brookville, New York 11545
     (c)  Place of Organization:             New York.
     (d)  Title of Class of Securities:      Common Stock, $0.01 par value per share
     (e)  CUSIP Number:                      674421201

11.  (a)  Name of Person Filing:             The Marilyn and Barry Rubenstein Family
                                             Foundation
     (b)  Address of Principal Business
          Office, or, if none, Residence:    68 Wheatley Road
                                             Brookville, New York 11545
     (c)  Place of Organization:             New York.
     (d)  Title of Class of Securities:      Common Stock, $0.01 par value per share
     (e)  CUSIP Number:                      674421201

12.  (a)  Name of Person Filing:             Marilyn Rubenstein
     (b)  Address of Principal Business
          Office, or, if none, Residence:    68 Wheatley Road
                                             Brookville, New York 11545
     (c)  Citizenship:                       United States.
     (d)  Title of Class of Securities:      Common Stock, $0.01 par value per share
     (e)  CUSIP Number:                      674421201

13.  (a)  Name of Person Filing:             Woodland Services Corp.
     (b)  Address of Principal Business
          Office, or, if none, Residence:    68 Wheatley Road
                                             Brookville, New York 11545
     (c)  Place of Organization:             New York.
     (d)  Title of Class of Securities:      Common Stock, $0.01 par value per share
     (e)  CUSIP Number:                      674421201

14.  (a)  Name of Person Filing:             Brian Rubenstein
     (b)  Address of Principal Business
          Office, or, if none, Residence:    36 Barstow Road
                                             Great Neck, New York 11021
     (c)  Citizenship:                       United States.
     (d)  Title of Class of Securities:      Common Stock, $0.01 par value per share
     (e)  CUSIP Number:                      674421201

15.  (a)  Name of Person Filing:             Rebecca Rubenstein Altman
     (b)  Address of Principal Business
          Office, or, if none, Residence:    300 East 75th Street
                                             New York, New York 10021
     (c)  Citizenship:                       United States.
     (d)  Title of Class of Securities:      Common Stock, $0.01 par value per share
     (e)  CUSIP Number:                      674421201

Item 3. If this statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is a:

     (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C.78o)

     (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [ ] Investment company as registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [ ] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

     (f) [ ] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

     (g) [ ] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).

     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

     (j)  [ ] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

Item 4.   Ownership.

1.        Wheatley Partners II, L.P. ("Wheatley Partners II"):
          (a)      Amount Beneficially Owned: 0 shares.
          (b)      Percent of Class: 0%
          (c)      Number of shares as to which such person has:
                   (i)     sole power to vote or to direct the vote: 0 shares.
                   (ii)    shared power to vote or to direct the vote: 0 shares.
                   (iii) sole power to dispose or to direct the disposition of: 0 shares.
                   (iv) shared power to dispose or to direct the disposition of: 0 shares.

2.        Applewood Capital Corp.:
          (a) Amount Beneficially Owned: 0 shares. Reporting person is a general partner of Wheatley Partners II.
          (b)      Percent of Class: 0%
          (c)      Number of shares as to which such person has:
                   (i)     sole power to vote or to direct the vote: 0 shares.
                   (ii)    shared power to vote or to direct the vote: 0 shares.
                   (iii) sole power to dispose or to direct the disposition of: 0 shares.
                   (iv) shared power to dispose or to direct the disposition of: 0 shares.

3.        Barry Rubenstein:
          (a) Amount Beneficially Owned: 1,202,500(1,2,3,4,5) shares. Reporting person is a general partner of Wheatley Partners II, an officer and a director of Applewood Capital Corp., a general partner of Seneca Ventures, Woodland Venture Fund and Woodland Partners, an officer and director of Woodland Services Corp. and a Trustee of The Marilyn and Barry Rubenstein Family Foundation. Mr. Rubenstein is the husband of Marilyn Rubenstein and the father of Brian Rubenstein and Rebecca Rubenstein Altman.
          (b)      Percent of Class: 10.2%
          (c)      Number of shares as to which such person has:
                   (i)     sole power to vote or to direct the vote: 0 shares.
                   (ii)    shared power to vote or to direct the vote:
                           1,202,500(1,2,3,4,5) shares.
                   (iii) sole power to dispose or to direct the disposition of: 0 shares.
                   (iv) shared power to dispose or to direct the disposition of: 1,202,500(1,2,3,4,5) shares.

4.        Irwin Lieber:
          (a) Amount Beneficially Owned: 0 shares. Reporting person is a general partner of Wheatley Partners II and an officer and a director of Applewood Capital Corp.
          (b)      Percent of Class: 0%
          (c)      Number of shares as to which such person has:
                   (i)     sole power to vote or to direct the vote: 0 shares.
                   (ii)    shared power to vote or to direct the vote: 0 shares.
                   (iii) sole power to dispose or to direct the disposition of: 0 shares.
                   (iv) shared power to dispose or to direct the disposition of: 0 shares.

5.        Barry Fingerhut:
          (a) Amount Beneficially Owned: 0 shares. Reporting person is a general partner of Wheatley Partners II, and an officer and a director of Applewood Capital Corp.
          (b)      Percent of Class: 0%
          (c)      Number of shares as to which such person has:
                   (i)     sole power to vote or to direct the vote: 0 shares.

----------
(1) The reporting person disclaims beneficial ownership of these securities except to the extent of his/her/its equity interest therein.

(2) Includes 115,000 shares of Common Stock issuable upon the exercise of the August 2000 Warrants and Additional Warrants owned by Seneca Ventures. Includes 300,000 shares of Common Stock issuable upon the exercise of the September 2001 Warrants. Does not include 200,000 shares of Common Stock issuable upon the exercise of the November 2001 Warrants.

(3) Includes 230,000 shares of Common Stock issuable upon the exercise of the August 2000 Warrants and Additional Warrants owned by Woodland Venture Fund. Includes 300,000 shares of Common Stock issuable upon the exercise of the September 2001 Warrants. Does not include 200,000 shares of Common Stock issuable upon the exercise of the November 2001 Warrants.

(4) Includes 150,000 shares of Common Stock issuable upon the exercise of the September 2001 Warrants.

(5) Includes 50,000 shares of Common Stock owned by The Marilyn and Barry Rubenstein Family Foundation. Includes 57,500 shares of Common Stock issuable upon the exercise of the August 2000 Warrants and Additional Warrants.

                   (ii)    shared power to vote or to direct the vote: 0 shares.
                   (iii) sole power to dispose or to direct the disposition of: 0 shares.
                   (iv) shared power to dispose or to direct the disposition of: 0 shares.

6.        Seth Lieber:
          (a) Amount Beneficially Owned: 0 shares. Reporting person is a general partner of Wheatley Partners II, and an officer of Applewood Capital Corp.
          b)       Percent of Class: 0%
          c)       Number of shares as to which such person has:
                   (i)     sole power to vote or to direct the vote: 0 shares.
                   (ii)    shared power to vote or to direct the vote: 0 shares.
                   (iii) sole power to dispose or to direct the disposition of: 0 shares.
                   (iv) shared power to dispose or to direct the disposition of: 0 shares.

7.        Jonathan Lieber:
          (a) Amount Beneficially Owned: 0 shares. Reporting person is a general partner of Wheatley Partners II, and an officer of Applewood Capital Corp.
          (b)      Percent of Class: 0%
          (c)      Number of shares as to which such person has:
                   (i)     sole power to vote or to direct the vote: 0 shares.
                   (ii)    shared power to vote or to direct the vote: 0 shares.
                   (iii) sole power to dispose or to direct the disposition of: 0 shares.
                   (iv) shared power to dispose or to direct the disposition of: 0 shares.

8.        Seneca Ventures:
          (a)      Amount Beneficially Owned: 415,000(2) shares.
          (b)      Percent of Class: 3.7%
          (c)      Number of shares as to which such person has:
                   (i) sole power to vote or to direct the vote: 415,000(2) shares.
                   (ii)    shared power to vote or to direct the vote: 0 shares.
                   (iii) sole power to dispose or to direct the disposition of: 415,000(2) shares.
                   (iv) shared power to dispose or to direct the disposition of: 0 shares.

9.        Woodland Venture Fund:
          (a)      Amount Beneficially Owned: 530,000(3) shares.
          (b)      Percent of Class: 4.7%
          (c)      Number of shares as to which such person has:
                   (i) sole power to vote or to direct the vote: 530,000(3) shares.
                   (ii)    shared power to vote or to direct the vote: 0 shares.
                   (iii) sole power to dispose or to direct the disposition of: 530,000(3) shares.
                   (iv) shared power to dispose or to direct the disposition of: 0 shares.

10.       Woodland Partners:
          (a)      Amount Beneficially Owned: 150,000(4) shares.
          (b)      Percent of Class: 1.4%
          (c)      Number of shares as to which such person has:

                   (i) sole power to vote or to direct the vote: 150,000(4) shares.
                   (ii)    shared power to vote or to direct the vote: 0 shares.
                   (iii) sole power to dispose or to direct the disposition of: 150,000(4) shares.
                   (iv) shared power to dispose or to direct the disposition of: 0 shares.

11.       The Marilyn and Barry Rubenstein Family Foundation (the "Foundation"):
          (a)      Amount Beneficially Owned: 107,500(5) shares.
          (b)      Percent of Class: 1.0%
          (c)      Number of shares as to which such person has:
                   (i) sole power to vote or to direct the vote: 107,500(5) shares.
                   (ii)    shared power to vote or to direct the vote: 0 shares.
                   (iii) sole power to dispose or to direct the disposition of: 107,500(5) shares.
                   (iv) shared power to dispose or to direct the disposition of: 0 shares.

12.       Marilyn Rubenstein:
          (a) Amount Beneficially Owned: 1,202,500(1,2,3,4,5) Reporting person is a general partner of Woodland Partners, a Trustee of the Foundation and an officer of Woodland Services Corp. Marilyn Rubenstein is the mother of Brian Rubenstein and Rebecca Rubenstein Altman.
          (b)      Percent of Class: 10.2%
          (c)      Number of shares as to which such person has:
                   (i)     sole power to vote or to direct the vote: 0 shares.
                   (ii)    shared power to vote or to direct the vote:
                           1,202,500(1,2,3,4,5) shares.
                   (iii) sole power to dispose or to direct the disposition of: 0 shares.
                   (iv) shared power to dispose or to direct the disposition of: 1,202,500(1,2,3,4,5) shares.

13.       Woodland Services Corp.:
          (a) Amount Beneficially Owned: 945,000(1,2,3) shares. Reporting person is a general partner of Seneca Ventures and Woodland Venture Fund.
          (b)      Percent of Class: 8.0%
          (c)      Number of shares as to which such person has:
                   (i)     sole power to vote or to direct the vote: 0 shares.
                   (ii)    shared power to vote or to direct the vote:
                           945,000(1,2,3) shares.
                   (iii) sole power to dispose or to direct the disposition of: 0 shares.
                   (iv) shared power to dispose or to direct the disposition of: 945,000(1,2,3) shares.

14.       Brian Rubenstein:
          (a) Amount Beneficially Owned: 107,500(1,5) shares. Reporting person is a Trustee of the Foundation and the son of Barry Rubenstein and Marilyn Rubenstein.
          (b)      Percent of Class: 1.0%
          (c)      Number of shares as to which such person has:
                   (i)     sole power to vote or to direct the vote: 0 shares.
                   (ii)    shared power to vote or to direct the vote:
                           107,500(1,5) shares.
                   (iii) sole power to dispose or to direct the disposition of: 0 shares.

                   (iv) shared power to dispose or to direct the disposition of 107,500(1,5) shares.

15.       Rebecca Rubenstein Altman:
          (a) Amount Beneficially Owned: 107,500(1,5) shares. Reporting person is a Trustee of the Foundation and the daughter of Barry Rubenstein and Marilyn Rubenstein.

          (b)      Percent of Class: 1.0%
          (c)      Number of shares as to which such person has:
                   (i)     sole power to vote or to direct the vote: 0 shares.
                   (ii)    shared power to vote or to direct the vote:
                           107,500(1,5) shares.
                   (iii) sole power to dispose or to direct the disposition of: 0 shares.
                   (iv) shared power to dispose or to direct the disposition of: 107,500(1,5) shares.

Item 5.   Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [ ]

Instruction:  Dissolution of a group requires a response to this item.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person.

          Not Applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

          Not Applicable.

Item 8.   Identification and Classification of Members of the Group.

          Exhibit A - Joint Filing Agreement was previously filed with Schedule 13G, Amendment No. 1, dated December 31, 2000.

          Exhibit B for Brian Rubenstein - Power of Attorney, was previously filed with Schedule 13G, dated June 15, 1999.

          Exhibit C for Rebecca Rubenstein Altman - Power of Attorney, was previously filed with Schedule 13G, dated June 15, 1999.

Item 9.   Notice of Dissolution of Group.

          Not Applicable.

Item 10.  Certification.

          (b) The following certification shall be included if the statement is filed pursuant to ss.240.13d-1(c):

               By signing below each party certifies that, to the best of his/her/its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

     After reasonable inquiry and to the best of their knowledge and belief, each of the undersigned hereby certifies that the information set forth in this statement is true, complete and correct.

Date: February 13, 2002
                                    WHEATLEY PARTNERS II, L.P.

                                    By:/s/ Irwin Lieber
                                       -------------------------------------
                                           Irwin Lieber, a General Partner


                                    APPLEWOOD CAPITAL CORP.

                                    By: /s/ Barry Rubenstein
                                        -------------------------------------
                                            Barry Rubenstein, President

                                        /s/ Barry Fingerhut
                                        -------------------------------------
                                            Barry Fingerhut

                                        /s/ Irwin Lieber
                                        -------------------------------------
                                            Irwin Lieber

                                        /s/ Barry Rubenstein
                                        -------------------------------------
                                            Barry Rubenstein

                                        /s/ Seth Lieber
                                        -------------------------------------
                                            Seth Lieber

                                        /s/ Jonathan Lieber
                                        -------------------------------------
                                            Jonathan Lieber

                                    WOODLAND PARTNERS


                                    By: /s/ Barry Rubenstein
                                        -------------------------------------
                                            Barry Rubenstein, a General Partner


                                    SENECA VENTURES


                                    By: /s/ Barry Rubenstein
                                        -------------------------------------
                                            Barry Rubenstein, a General Partner

                                    WOODLAND VENTURE FUND


                                    By: /s/ Barry Rubenstein
                                        -------------------------------------
                                            Barry Rubenstein, a General Partner


                                    WOODLAND SERVICES CORP.


                                    By: /s/ Barry Rubenstein
                                        -------------------------------------
                                            Barry Rubenstein, President



                                    THE MARILYN AND BARRY RUBENSTEIN
                                    FAMILY FOUNDATION


                                    By: /s/ Barry Rubenstein
                                        -------------------------------------
                                            Barry Rubenstein, a Trustee

                                        /s/ Marilyn Rubenstein
                                        -------------------------------------
                                            Marilyn Rubenstein

                                                      *
                                        -------------------------------------
                                            Brian Rubenstein

                                                      *
                                        -------------------------------------
                                            Rebecca Rubenstein Altman

*  /s/ Barry Rubenstein
   -------------------------------------
   Barry Rubenstein, Attorney-in-Fact


Attention:  Intentional  misstatements  or omissions of fact constitute  Federal criminal violations (See 18 U.S.C. 1001)